Exhibit 10.14

KURTZ VOTING AGREEMENT

THIS KURTZ VOTING AGREEMENT (this “Agreement”) is made and entered into as of August 25, 2006 by and among PALIGENT INC., a Delaware corporation (“Paligent”), INTERNATIONAL FIGHT LEAGUE, INC., a Delaware corporation (“IFL”) and Richard J. Kurtz, Pamela Kurtz and Jeff Kurtz (each a “Kurtz Stockholder” and collectively, the “Kurtz Stockholders”).

RECITALS

A.            Concurrently with the execution of this Agreement, Paligent, IFL Corp., a Delaware corporation and a wholly owned subsidiary of Paligent (“Merger Sub”), and IFL have entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the merger of Merger Sub with and into IFL (the “Merger”);

B.            All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement;

C.            The Kurtz Stockholders are the beneficial holders of record of the number of shares of outstanding shares of Paligent Common Stock as is indicated on Schedule I attached hereto;

D.            In connection with the Merger, Paligent will acquire the entire equity interest in IFL and each holder of IFL Common Stock will receive Paligent Common Stock; and

E.             In consideration of and to induce the execution of the Merger Agreement by Paligent, Merger Sub and IFL, until the Expiration Date (as defined below), each of the Kurtz Stockholders, solely in their capacity as a stockholder, agrees not to sell or otherwise dispose of any shares of Paligent Common Stock held by the Kurtz Stockholder, and to vote the shares of Paligent Common Stock so as to facilitate consummation of the Merger and approve certain other actions as more fully described below.

NOW, THEREFORE, in consideration of the mutual promises and the mutual covenants contained herein, the parties agree as follows:

1.             Agreement to Retain Shares of Paligent Common Stock. Each Kurtz Stockholder, severally and not jointly, agrees not to transfer, pledge, sell, exchange or offer to transfer or sell or otherwise dispose of or encumber (“Transfer”) any of the shares of Paligent Common Stock at any time prior to the Expiration Date, as defined herein, excluding (i) Transfers by testamentary or intestate succession or otherwise by operation of law, (ii) any Transfer to a family member or charitable organization provided that the transferee agrees in writing to be bound by the terms of this Agreement to the same extent as such Kurtz Stockholder and (iii) any Transfer pursuant to court order. The “Expiration Date” shall mean the earlier of (i) the date and time on which the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement or (ii) the date on which the Merger Agreement shall be terminated pursuant to the terms therein. Each Kurtz Stockholder agrees that this Agreement and the obligations hereunder shall attach to the shares of Paligent Common Stock owned by it and shall be binding upon any person or entity to whom legal or beneficial ownership of such shares of Paligent Common Stock shall pass, whether by operation of law or otherwise, including, without limitation, their respective heirs, guardians, administrators or successors.

2.             Agreement to Vote Shares of Paligent Common Stock.  At any time prior to the Expiration Date, at any meeting of the Paligent stockholders called with respect to any of the following, and at any adjournment thereof, and with respect to any written consent solicited with respect to any of the following, each Kurtz Stockholder agrees to vote the shares of Paligent Common Stock: (i) in favor of approval of the Merger Agreement and the Merger and any matter which would, or could reasonably be expected to, facilitate the Merger, and (ii) against (A) approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement, (B) any merger, consolidation, sale of assets, reorganization or recapitalization with any other party, (C) any liquidation, or winding up of Paligent and (D) any other matter which would, or could reasonably be expected to, prohibit or discourage the Merger (each of the foregoing is referred to as an “Opposing Proposal”). In addition to the foregoing, each Kurtz Stockholder agrees to vote the shares of Paligent Common Stock in favor of (a) approval of the amendment to Paligent’s Certificate of Incorporation to effect the Reverse Stock Split, (b) approval of the Stock Option Plan (c) approval of the amendment to Paligent’s Certificate of Incorporation to change Paligent’s name to “International Fight League, Inc.” and (d) the election of the following persons as directors of Paligent: Salvatore A Bucci, Richard J. Kurtz, Michael Molnar, Kurt Otto and Gareb Shamus. Each Kurtz Stockholder, as the holder of the shares of Paligent Common Stock agrees to be present, in person or by proxy, at all meetings of stockholders of Paligent so that all shares of Paligent Common Stock are counted for the purposes of determining the presence of a quorum at such meetings. This Agreement is intended to bind the Kurtz Stockholders in their capacity as a stockholder only and only with respect to the specific matters set forth herein, and shall not prohibit any Kurtz Stockholder from acting in accordance with his or her fiduciary duties as an officer or director of Paligent.

3.             Additional Shares.  For purposes of this Agreement, the term Paligent Common Stock shall include any shares of Paligent capital stock which any Kurtz Stockholder purchases or otherwise acquires after the execution of this Agreement and prior to the termination of this Agreement.

4.             Representations, Warranties and Covenants of Kurtz Stockholders.  Each Kurtz Stockholder, severally and not jointly, hereby represents, warrants and covenants to Paligent and IFL the following:

4.1.          Ownership of Shares of Paligent Common Stock.  The Kurtz Stockholder (i) is the holder and beneficial owner of the shares of Paligent Common Stock set forth opposite such Kurtz Stockholder’s name on Schedule I attached hereto, which at the date hereof and at all times until the termination of this Agreement will be free and clear of any liens, claims, options, charges or other encumbrances, (ii) does not beneficially own any shares of stock of Paligent other than such shares of Paligent Common Stock and (iii) has full power and authority to make, enter into, deliver and carry out the terms of this Agreement and to vote or otherwise direct the voting of such shares of Paligent Common Stock.

4.2.          Validity; No Conflict.  This Agreement constitutes the legal, valid and binding obligation of the Kurtz Stockholder, enforceable against the Kurtz Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and by general principles of equity. Neither the execution of this Agreement by the Kurtz Stockholder nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which the Kurtz Stockholder is bound or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to the Kurtz Stockholder.

4.3.          No Voting Trusts and Agreements.  Between the date of this Agreement and the Expiration Date, the Kurtz Stockholder will not, and will not permit any entity under the Kurtz Stockholder’s control to, deposit any shares of Paligent Common Stock held by the Kurtz Stockholder or such entity in a voting trust or subject any shares of Paligent Common Stock held by the Kurtz Stockholder or such entity to any arrangement or agreement with respect to the voting of such shares of capital stock, other than agreements entered into with Paligent and IFL, unless the trustee of such trust agrees in writing to be bound by the terms of this Agreement.

4.4.          No Proxy Solicitations.  Between the date hereof and the Expiration Date, the Kurtz Stockholder will not, and will not permit any entity under the Kurtz Stockholder’s control to (i) solicit proxies or become a participant in a “solicitation” (as such term is defined in Rule 14a-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action which would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (ii) initiate a stockholders’ vote or action by written consent of Paligent stockholders or (iii) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Paligent with respect to an Opposing Proposal.

5.             Representations, Warranties and Covenants of Paligent and IFL.  Each of Paligent and IFL, severally and not jointly, hereby represents, warrants and covenants to the Kurtz Stockholders the following:

5.1.          Due Authorization.  This Agreement has been authorized by all necessary corporate action on the part of Paligent and IFL, as the case may be, and has been duly executed by a duly authorized officer of Paligent and IFL, as the case may be.

5.2.          Validity; No Conflict.  This Agreement constitutes the legal, valid and binding obligation of Paligent and IFL, as the case may be, enforceable against them, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and by general principles of equity. Neither the execution of this Agreement by Paligent or IFL, as the case may be, nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which Paligent and IFL, as the case may be, is bound or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to Paligent and IFL, as the case may be.

6.             Additional Documents.  The Kurtz Stockholders, Paligent and IFL hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Paligent or IFL (or their respective legal counsel) or the Kurtz Stockholders, as the case may be, to carry out the intent of this Agreement.

7.             Consent and Waiver.  Each Kurtz Stockholder, solely in their capacity as a Kurtz Stockholder, hereby gives any consent or waivers that are reasonably required in connection with a meeting of Kurtz Stockholders or consent in lieu of such meeting in order to approve and consummate the Merger under the terms of any agreement to which such Kurtz Stockholder is a party or pursuant to any other rights such Kurtz Stockholder may have.

8.             Miscellaneous.

8.1.          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

8.2.          Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other.

8.3.          Amendments and Modifications.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

8.4.          Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Paligent and IFL will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Kurtz Stockholders set forth herein. Therefore, it is agreed that, in addition to any other remedies which may be available to Paligent and IFL upon such violation, Paligent and IFL shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to them at law or in equity.

8.5.          Notices.  All notices, requests, claims, demands and other communications hereunder shall be delivered in accordance with Section 10.01 of the Merger Agreement. All notices, requests, claims, demands and other communications hereunder shall be delivered to a Kurtz Stockholder at the address set forth on Schedule I attached hereto for such Kurtz Stockholder.

8.6.          Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

8.7.          Entire Agreement.  This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

8.8.          Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

8.9.          Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

8.10.        Termination.  Notwithstanding anything else in this Agreement, this Agreement, and all obligations of the Kurtz Stockholders hereunder, shall automatically terminate as of the Expiration Date.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

PALIGENT INC.

By:	/s/ Salvatore A. Bucci
Name: Salvatore A. Bucci
Title: President and Chief Executive Officer

INTERNATIONAL FIGHT LEAGUE, INC.

By:	/s/ Gareb Shamus
Name: Gareb Shamus
Title: Chief Executive Officer

STOCKHOLDERS:

/s/ Richard J. Kurtz
RICHARD J. KURTZ

/s/ Pamela Kurtz
PAMELA KURTZ

/s/ Jeff Kurtz
JEFF KURTZ

Name of Kurtz Stockholder	Address	Number of Shares
Richard J. Kurtz	270 Sylvan Avenue Englewood Cliffs, NJ 07632	12,304,247

Pamela Kurtz	270 Sylvan Avenue Englewood Cliffs, NJ 07632	616,752

Jeff Kurtz	270 Sylvan Avenue Englewood Cliffs, NJ 07632	775,572